Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Barnwell Industries, Inc. of our report dated December 29, 2022, with respect to the consolidated financial statements which appear in Barnwell Industries, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2022.

/s/ WEAVER AND TIDWELL, L.L.P.
Dallas, Texas

February 10, 2023